UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                   Washington, D.C. 20549

                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility

     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

FORM 4

     / / Check this box if no longer subject to Section 16, Form 4 or Form 5 obligations may continue. See Instruction 1(b)

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

Donahue                       John                    F.
(Last)                        (First)                 (Middle)

c/o Federated Investors, Inc.
Federated Investors Tower
(Street)

Pittsburgh                    PA                      15222-3779
(City)                        (State)                 (Zip)
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2.  Issuer Name and Ticker or Trading Symbol
      Federated Investors, Inc.     FII

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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Day/Year
      April 3, 2003

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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person(s) to Issuer
(Check all applicable)
___X_____ Director            ____X____ 10% Owner
___X_____ Officer (give title below)      ________ Other (specify below)
      Chairman

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7.  Individual or Joint/Group Filing (Check Applicable Limit)
___X___  Form filed by One Reporting Person
_______  Form filed by More than One Reporting Person

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                  Table I -- Non-Derivative Securities Beneficially Owned

----------------------------------------------------------------------------------------------------------------
1. Title of     2.         3.            4.  Securities Acquired   5.  Amount of    6.  Ownership  7.  Nature
   Security     Transaction   Transaction   (A) or Disposed of     Securities       Form:  Direct  of Indirect
   (Instr. 3)   Date          Code          (D) (Instr. 3, 4, and  Beneficially     (D) or         Beneficial
                (Mon/day/year)(Instr. 8)    5)                     Owned at End of  Indirect (I)   Ownership
                                                                   Month (Instr. 3  (Instr. 4)     (Instr. 4)
                                                                   and 4)
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                           Code   V      Amount   (A) or   Price
                                                     (D)
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Class B Common                                                        308,661(1)       D
   Stock
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Class B Common  4/3/2003   S             585,114  D        $26.03     2,903,324        I           By Comax
   Stock                                                                                           Partners
                                                                                                   Limited
                                                                                                   Partnership
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----------------------------------------------------------------------------------------------------------------

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Class B Common  4/3/2003   P             347,722  A        $26.03     620,014          I           By Bay Road
   Stock                                                                                           Partners
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Class B Common  4/3/2003   P             6,269    A        $26.03     294,843          I           By Shamrock
   Stock                                                                                           Properties,
                                                                                                   Inc.
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Class B Common                                                        5,601,750        I              By The
   Stock                                                                                              Beechwood
                                                                                                      Company
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Class B Common                                                        338,000          I              By Richmond
   Stock                                                                                              Farm Realty
                                                                                                      Trust
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Class B Common                                                        10,000           I              AWOL, Inc.
   Stock
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Class B Common                                                        20,810           I              Oyster Bay
   Stock                                                                                              Property,
                                                                                                      Inc.
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Class B Common  4/3/2003   P             38,821   A        $26.03     38,821           I              Comax Land
   Stock                                                                                              Company of
                                                                                                      Florida
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

     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

     FORM 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)


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1.  Title of         2.  Conversion  3.              4.  Transaction     5.  Number of    6.  Date
Derivative Security  or Exercise     Transaction        Code (Instr. 8)  Derivative       Exercisable and
(Instr. 3)           Price of        Date                                Securities       Expiration Date
                     Derivative      (Month/Day/Year)                    Acquired (A) or  (Month/Day/Year)
                     Security                                            Disposed of (D)
                                                                         (Instr. 3, 4,
                                                                         and 5)
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                                                     Code     V          (A)       (D)   Date
                                                                                         Exercisable  Expiration
                                                                                                      Date
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--------------------------------------------------------------------------------------------------------------

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7.  Title and Amount of   8.  Price of    9.  Number of            10.  Ownership Form of           11.
Underlying Securities     Derivative      derivative Securities    Derivative Security:  Direct     Nature
(Instr. 3 and 4)          Security        Beneficially Owned at    (D) or indirect (I)              of
                          (Instr. 5)      End of Month (Instr. 4)  (Instr. 4)                       Indirect
                                                                                                    Beneficial
                                                                                                    Ownership
                                                                                                    (Instr.
                                                                                                    4)
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Title    Amount or
         Number of
         Shares
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--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

     (1) Includes 308,661 shares of Federated Investors, Inc. Class B Common Stock held in Federated's Profit Sharing/401(k) Plan.

     *** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ Kary A. Moore (Attorney-in-Fact)                       April, 7, 2003
***Signature of Reporting Person                           Date


                                         EXHIBIT A

                                     POWER OF ATTORNEY

     Know all by these presents, that the undersigned hereby constitutes and appoints Kary A. Moore, John D. Johnson or Joseph M. Huber, or any of them, the undersigned's true and lawful attorneys-in-fact to:

     (1) execute for and on behalf of the undersigned, in the undersigned's capacity as an officer and/or director of Federated Investors, Inc. (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorneys-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

     The undersigned hereby grants to such attorneys-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact, or such attorneys-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, is not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

     This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be as of this 27th day of February, 2003.

                             Executed
                             /s/ John F. Donahue
                             Signature
                             John F. Donahue
                             ________________________________
                             Print Name